Behringer Harvard REIT I, Inc. Issues Special

10% Stock Distribution

Real Estate Investment Fund Rewards Early Investors With Additional Stock

DALLAS (October 6, 2005) -- Behringer Harvard today announced that Behringer Harvard REIT I, Inc. issued a special 10 percent stock distribution to stockholders of record on September 30, 2005.

Behringer Harvard CEO and Chairman Robert Behringer said, "With this distribution the Board of Directors acknowledges the risk taken by the early investors in our fund and the value that has been created." Behringer Harvard REIT I, Inc. now owns 19 assets representing more than $740 million in investment. Its portfolio includes properties in Atlanta, Baltimore, Dallas, Denver, Houston, Los Angeles, Minneapolis, Portland, St. Louis, St. Paul and Washington, D.C.

Behringer Harvard REIT I, Inc. began its current $800 million offering of common stock in February and through September has raised approximately $380 million. With its initial common stock offering, which previously raised $168 million, it has raised nearly $550 million. The company anticipates shares in its current offering being available through the first quarter of 2006.

About Behringer Harvard:

Behringer Harvard is a national real estate investment sponsor whose family of public and private real estate investment securities is made available through the independent broker dealer community. The company's investment products include publicly registered non-listed REITs and real estate limited partnerships, as well as other real estate investment programs that generally invest in institutional quality commercial real estate. Its finite-life, non-listed funds feature defined holding periods and exit strategies and seek to produce attractive returns for investors through a balance of current yield and capital appreciation. Behringer Harvard is headquartered in the Dallas suburb of Addison, Texas, and is one of the nation's fastest-growing real estate investment firms. For additional company or investment information, call (866) 655-3600 or visit www.behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the prospectuses for the public offering of equity of Behringer Harvard REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Katie Myers
Richards/Gravelle
katie_myers@richards.com
214.891.5842

Jason Mattox, SVP
Behringer Harvard
866.655.3600
jmattox@bhfunds.com